Exhibit 99.1

AMERICREDIT ANNOUNCES $2 BILLION FORWARD PURCHASE

AGREEMENT

FORT WORTH, TEXAS April 17, 2008 – AMERICREDIT CORP. (NYSE: ACF) announced today that it has entered into a one year, $2 billion forward purchase commitment agreement with Deutsche Bank AG, Cayman Islands Branch (“Deutsche”). Under this agreement and subject to certain terms, Deutsche will purchase triple-A rated asset-backed securities in registered public offerings on the Company’s subprime AmeriCredit Automobile Receivables Trust (AMCAR) securitization platform. In connection with this agreement, the Company has issued to an affiliate of Deutsche warrants to purchase 7.5 million shares of the Company’s common stock. The warrants may be exercised on or before April 15, 2015, at $12.01 per share.

“This agreement is a positive step in our pursuit of securitization opportunities in this challenging capital markets environment,” said Dan Berce, AmeriCredit’s President and Chief Executive Officer. AmeriCredit uses net proceeds from securitization transactions to provide long-term financing of its receivables.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers in the United States and Canada. AmeriCredit has over one million customers and more than $16 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627

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